Exhibit 6.46

CONTRATO DE ARRENDAMIENTO DE TERRENO INDUSTRIAL EXENTO IVA ALEX ALBERTO RISSO Aguirre y EnergyX Chile SpA	LEASE AGREEMENT FOR INDUSTRIAL LAND EXEMPT VAT ALEX ALBERTO RISSO Aguirre and EnergyX Chile SpA
PARTES: En Antofagasta, al 1 de Junio de Mayo de 2023, entre don ALEX ALBERTO RISSO AGUIRRE , chileno, casado, empresario, Rut Nº 7.713.933-8, domiciliado en calle Julio Pistelli Nº 0770 de esta ciudad, en adelante, también, "el Arrendador"; y la compañía EnergyX Chile SpA, persona jurídica de derecho privado del giro de su denominación, Rut Nº 77.722.827-7, representada legalmente por don Teague Egan, pasaporte de los Estados Unidos de América número 642.991.498 y por don Juan Carlos Barrera Pacheco, chileno, cédula de identidad número 10.528.182-K, domiciliado en Alonso de Córdova 4355 Of. 1503, Comuna Vitacura, en adelante, también, "la arrendataria", se ha convenido en el siguiente contrato de arrendamiento de bien raíz con muebles:	**PARTIES:** In Antofagasta, on June 1, 2023, between Mr. ALEX ALBERTO RISSO AGUIRRE, Chilean, married, businessman, Rut Nº 7.713.933-8, domiciled in Julio Pistelli Street Nº 0770 of this city, hereinafter also "the Lessor"; and the company EnergyX Chile SpA, legal entity of private law of the line of business of its name, Rut Nº 77.722. 827-7, legally represented by Mr. Teague Egan, United States of America passport number 642.991.498 and by Mr. Juan Carlos Barrera Pacheco, Chilean, identity card number 10.528.182-K, domiciled at Alonso de Córdova 4355 Of. 1503, Comuna Vitacura, hereinafter, also, "the Lessee", the following lease of real estate with furniture has been agreed upon:
PRIMERO: Don ALEX ALBERTO RISSO AGUIRRE es dueño del Sitio Nº 15 que su título de dominio se encuentra inscrito a su nombre a fojas 5498 vuelta, Nº 6060, en el Registro de Propiedad del año 2009 del Conservador de Bienes Raíces de Antofagasta. Dicho sitio se encuentra subdividido en 2 lotes: lotes "A" y "B" , lote A que tienen su ingreso y salida por calle Las Ilusiones de una superficie aproximada 3.000 m2 , y lote B "Sector de Antenas de Celular" de una superficie aproximada de 2.500 m2 que tiene su ingreso y salida por pasaje Los Pensamientos. Dichos lotes se encuentran con las debidas instalaciones para su uso y explotación.	**FIRST:** Mr. ALEX ALBERTO RISSO AGUIRRE is the owner of Site No. 15 that his domain title is registered in his name on pages 5498 turn, No. 6060, in the Property Registry of the year 2009 of the Real Estate Conservator of Antofagasta. This site is subdivided into 2 lots: lots "A" and "B", lot A that have their entrance and exit by Las Ilusiones street of an approximate area of 3,000 m2, and lot B "Sector of Cellular Antennas" of an approximate area of 2.500 m2 that has its entrance and exit by passage Los Pensamientos. These lots are with the proper facilities for their use and exploitation.

JUAN SANTIAGO TREBER MCYA NOTARIO PUBLICO TITULAR 4ª NOTARIA ANTOFAGASTA CHILE

SEGUNDO: Por el presente acto e instrumento don ALEX ALBERTO RISSO AGUIRRE, da en arrendamiento a la firma EnergyX Chile SpA quien acepta y recibe, los lotes "A" del inmueble individualizado en la cláusula primera de este instrumento.	**SECOND:** By this act and instrument Mr. ALEX ALBERTO RISSO AGUIRRE, gives in lease to the firm EnergyX Chile SpA who accepts and receives, the lots "A" of the property individualized in the first clause of this instrument.
TERCERO: La Arrendataria destinará el inmueble dado en arrendamiento única y exclusivamente para explotar su giro o industria, quedándole expresamente prohibido ceder en cualquier forma o a cualquier título todo o parte de la propiedad arrendada, o destinarla a otra finalidad distinta a la indicada, salvo autorización por escrito del arrendador. La presente cláusula se eleva a la calidad de esencial por las partes razón por la cual su transgresión se estima como un incumplimiento grave al contrato y facultaría a don ALEX ALBERTO RISSO Aguirre para poner término anticipado al presente arrendamiento en cualquier tiempo.	**THIRD:** The Lessee will allocate the property given in lease solely and exclusively to exploit its line of business or industry, being expressly prohibited to assign in any way or under any title all or part of the leased property, or to allocate it to another purpose other than that indicated, unless authorized in writing by the lessor. This clause is elevated to the quality of essential by the parties, which is why its transgression is considered a serious breach of contract and would empower Mr. ALEX ALBERTO RISSO Aguirre to terminate this lease early at any time.
CUARTO: La renta mensual de arrendamiento será la cantidad de 120 Unidades de Fomento equivalentes hoy (1 de Junio del 2023) en moneda de curso legal a la suma de USD 5,379 (USD Cinco mil trescientos setenta y nueve) / $ 4,324,364 Pesos, la que deberá pagarse en forma anticipada dentro de los primeros 5 días de cada mes mediante depósito o transferencia a la cuenta corriente que el arrendador mantiene en el Banco de Crédito e Inversiones Nº 58312609.	**FOURTH:** The monthly rental rent will be the amount of 120 Unidades de Fomento equivalent today (June 1st 2023) in legal tender to the sum of USD 5,379(USD Five thousand three hundredseventy nine) / $ 4,324,364 Pesos, which must be paid in advance within the first 5 days of each month by deposit or transfer to the current account that the lessor maintains in the Banco de Crédito e Inversiones Nº 58312609.
QUINTO: El plazo del arrendamiento se pacta por sesenta meses a contar del día 1 de Junio de 2023, es decir, terminará el día 31 de Mayo de 2028, el cual se entenderá prorrogado en forma automática y sucesiva por períodos de 12 meses, por 5 periodos de prórroga, pudiendo ser rescindido por el Arrendatario, dando un aviso mediante carta certificada enviada al domicilio de la contraparte con	**FIFTH:** The term of the lease is agreed for sixty months from the 1st day of June 2023, that is, it will end on the 31th day of May 2028, which will be understood to be extended automatically and successively for periods of 12 months each, for 5 Extension Periods. and may be terminated by the Lessee by giving notice by registered letter sent to the address of the counterparty sixty days prior

JUAN SANTIAGO TRELLER MOYA
NOTARIO PUBLICO TITULAR
4ª NOTARIA ANTOFAGASTA
CHILE

una anticipación de sesenta días a la fecha de vencimiento del período de cualquiera de sus prórrogas.	to the expiration date of any of its extensions.
SEXTO: Las partes convienen que las mejoras que realice la arrendataria al sitio podrán ser retiradas por ésta si es que no causan detrimento a la propiedad, ello sin perjuicio de que requieran la autorización previa del arrendador, por lo cual, las que no puedan separarse en los términos antes expresados cederán en beneficio de don ALEX ALBERTO RISSO Aguirre sin derecho a indemnización alguna para la arrendataria por este concepto. El Arrendandor construirá un muro para separar el lota "A" del lote "B".	**SIXTH:** The parties agree that the improvements made by the tenant to the site may be withdrawn by it if they do not cause detriment to the property, without prejudice to requiring the prior authorization of the lessor, therefore, those that cannot be separated in the terms expressed above will yield for the benefit of Mr. ALEX ALBERTO RISSO Aguirre without the right to any compensation for the tenant for this concept. Lessor will build a wall to separate lot "A" from lot "B".
SEPTIMO: La Arrendataria se obliga desde ya expresamente a mantener al día los consumos de energía eléctrica, agua potable, gas, teléfono, televisión, internet, extracción de basuras y demás consumos análogos. También, declara que se obliga a exhibir los comprobantes de pago de los consumos antes mencionados a sola solicitud del arrendador y en cualquier tiempo.	**SEVENTH:** The Lessee is already expressly obliged to keep up to date the consumption of electricity, drinking water, gas, telephone, television, internet, garbage extraction and other similar consumption. Also, it declares that it is obliged to exhibit the proof of payment of the aforementioned consumptions at the sole request of the lessor and at any time.
OCTAVO: El Arrendador no responderá de manera alguna por los perjuicios que pudieran producirse u ocasionarse en las pertenencias de la arrendataria en caso de incendio, accidentes, filtraciones, roturas de cañerías, cortocircuitos eléctricos y por cualquier caso fortuito o de fuerza mayor, cuestión que declara expresamente conocer y aceptar don Teague Egan y don Juan Carlos Barrera Pacheco, en representación de la sociedad EnergyX Chile SpA.	**EIGHTH:** The Lessor will not respond in any way for the damages that may occur or be caused to the belongings of the tenant in case of fire, accidents, leaks, pipe breaks, electrical short circuits and for any fortuitous event or force majeure, a matter that expressly declares to know and accept Mr. Teague Egan and Mr. Juan Carlos Barrera Pacheco, on behalf of the company EnergyX Chile SpA.
NOVENO: El contrato de arrendamiento terminará ipso-facto, entre otras, por las siguientes causales, las que tendrán la calidad de esenciales y determinantes: a) si la	**NINTH:** The lease will terminate ipso-facto, among others, for the following reasons, which will have the quality of essential and determining: a) if the Lessee is more than

JUAN SANTIAGO TREUER MOYA NOTARIO PUBLICO TITULAR 4ª NOTARIA ANTOFAGASTA CHILE

Arrendataria se atrasare en más de 30 días en el pago de la renta; b) si se atrasare en más de 30 días en el pago de las cuentas por consumos de energía eléctrica, agua potable, y demás gastos que procedan; c) si la Arrendataria cae en quiebra, solicita su reorganización concursal, o bien si se liquida; y d) si la arrendataria incumple lo convenido en la cláusula tercera del presente contrato.	30 days late in the payment of the rent; b) if you are more than 30 days late in the payment of bills for consumption of electricity, drinking water, and other expenses that may apply; (c) if the Lessee goes bankrupt, applies for bankruptcy reorganization or is liquidated; and d) if the lessee fails to comply with the third clause of this contract.
DÉCIMO: La Arrendataria se obliga a restituir el terreno, en buen estado, habida consideración de su uso legítimo y natural desgaste producido durante el arrendamiento, dadas las características de uso industrial que se le dará a la propiedad y que es conocido por el Arrendador.	**TENTH:** The Lessee is obliged to return the land, in good condition, considering its legitimate use and natural wear produced during the lease, given the characteristics of industrial use that will be given to the property and that is known by the Lessor.
DÉCIMO PRIMERO: El Arrendador declara recibir en este acto al contado y en dinero efectivo la suma de 240 UF o USD 10,758 (USD Diez mil setecientos cincuenta y ocho) $ 8,648.729 de pesos correspondientes a la primera renta de arrendamiento (futura) y al mes de garantía. A este respecto, las partes convienen desde ya, que la garantía no podrá ser utilizada por la arrendataria para solucionar rentas devengadas, es decir, para una finalidad distinta de la de caucionar el fiel cumplimiento de todas y cada una de las obligaciones que el presente contrato impone a la Arrendataria incluida la restitución en buen estado del sitio y sus instalaciones. Finalmente, acuerdan que la restitución de la garantía o el saldo que corresponda según sea el caso se hará en un plazo máximo de 30 días contados desde la entrega efectiva y material de la propiedad libre de todo ocupante.	**ELEVENTH:** The Lessor declares to receive in this act in cash and in cash the sum of 240 UF or USD 10,758 (USD Ten thousand seven hundred fifty eigth) / $ 8,648.729 pesos corresponding to the first lease income (future) and the month of guarantee. In this regard, the parties agree as of now that the guarantee may not be used by the Lessee to settle accrued rents, that is, for any purpose other than that of guaranteeing the faithful performance of each and every one of the obligations that this contract imposes on the Lessee, including the restitution in good condition of the site and its installations. Finally, they agree that the restitution of the guarantee or the corresponding balance, as the case may be, shall be made within a maximum period of 30 days from the effective and material delivery of the property free of any occupant.
DÉCIMO SEGUNDO: Sin perjuicio de las estipulaciones establecidas en la cláusula novena precedente, los contratantes expresan que el atraso en el pago de la renta de arrendamiento constituirá en mora a la arrendataria y dará derecho al arrendador	**TWELFTH:** Without prejudice to the stipulations established in the ninth clause above, the contracting parties express that the delay in the payment of the rental rent will constitute in default to the lessee and will entitle the lessor to collect as compensation that the

JUAN SANTIAGO TREUER MOYA
NOTARIO PUBLICO TITULAR
4ª NOTARIA ANTOFAGASTA
CHILE

para cobrar a título de indemnización que las partes establecen desde ya como suficiente, la suma equivalente al 2% de la renta mensual indicada en la cláusula cuarta por cada día de atraso, contado desde el día siguiente al último día para el vencimiento del pago, es decir, si la renta no se soluciona al quinto día del mes correspondiente, al sexto día ya empezará a correr la presente indemnización. Ahora, si el retardo en el pago de la renta de arrendamiento excede de 5 días a contar del día de pago a partir de Junio del 2023 y si se repite por 3 veces consecutivas o no, dicha circunstancia será motivo plausible para poner fin al contrato de Arrendamiento; todo, sin perjuicio de la obligación de la arrendataria de pagar las rentas adeudadas, sus intereses y reajustes por el plazo total de arrendamiento. Las partes elevan la presente cláusula a una condición esencial para la celebración del contrato de arrendamiento.	parties establish from now as sufficient, the sum equivalent to 2% of the monthly rent indicated in the fourth clause for each day of delay, counted from the day following the last day for the due payment, that is, if the rent is not resolved on the fifth day of the corresponding month, on the sixth day this compensation will begin to run. Now, if the delay in the payment of the lease exceeds 5 days from the day of payment from June 2023 and if it is repeated for 3 consecutive times or not, this circumstance will be plausible reason to terminate the lease; all, without prejudice to the obligation of the Lessee to pay the rents owed, your interest and adjustments for the total lease term. The parties elevate this clause to an essential condition for the conclusion of the lease.
DECIMO TERCERO: El Arrendador tendrá el derecho para visitar e inspeccionar la propiedad e instalaciones arrendadas, previo aviso previo de 72 horas al Arrendatario durante los días y horas laborales, obligándose la Arrendataria a otorgar las facilidades necesarias que el caso requiera.	**THIRTEENTH:** The Lessor will have the right to visit and inspect the property and leased facilities, with 72 hours prior notice to Lessee during working days and hours, obliging the Lessee to grant the necessary facilities that the case requires.
DÉCIMO CUARTO: Los contratantes acuerdan que le estará prohibido a la firma arrendataria y a su representante legal suscribir cualquier tipo de convenio de pago, respecto de las compañías que prestan servicios de energía eléctrica, agua potable, telefonía, internet, televisión y cualquier otra similar.	**FOURTEENTH:** The contracting parties agree that it will be forbidden for the Lessee firm and its legal representative to sign any type of payment agreement, with respect to companies that provide electricity, drinking water, telephone, internet, television and any other similar services.
DECIMO QUINTO: La sociedad arrendataria declara que el presente contrato de arrendamiento no está sujeto a la obtención de alguna patente comercial, autorización administrativa, etc., asumiendo en consecuencia, a su riesgo la obtención de cada una de ellas.	**FIFTEENTH:** The Lessee company declares that this lease is not subject to obtaining any commercial patent, administrative authorization, etc., assuming consequently, at its risk the obtaining of each of them.

JUAN SANTIAGO TREJEJEN MOYA NOTARIO PUBLICO TITULAR NOTARIA ANTOFAGASTA CHILE

DECIMO SEXTO: Con el objeto de dar cumplimiento a la ley Nº 19.628, sobre Protección de Datos de Carácter Personal, la Arrendataria faculta irrevocablemente al Arrendador para que pueda dar a conocer la morosidad en el pago de las rentas de arrendamiento del inmueble arrendado, proporcionando dicha información a cualquier registro o banco de datos personales o a la empresa que asuma estas funciones, con el objeto de que sea divulgada, relevando el arrendamiento o la responsabilidad que se pueda derivar al efecto.	**SIXTEENTH:** In order to comply with Law No. 19,628, on Protection of Personal Data, the Lessee irrevocably empowers the Lessor so that he can make known the delinquency in the payment of the rental income of the leased property, providing such information to any registry or personal data bank or to the company that assumes these functions, in order to be disclosed, relieving the lease or the responsibility that may arise for this purpose.
DÉCIMO SEPTIMO: Para todos los efectos del presente contrato, las partes fijan su domicilio en la ciudad de Antofagasta y se someten a la Jurisdicción de sus tribunales de justicia. PERSONERÍA: VERÓNICA TORREALBA COSTABAL, Notario Público Suplente del Titular de la 33 Notaría de Santiago don IVÁN TORREALBA ACEVEDO, Huérfanos 979, oficina 501, comuna de Santiago, certifico que: por escritura Nº1 pública de fecha 19 de enero de 2023, repertorio .055-2023, otorgada ante mí, ENERGY EXPLORATION TECHNOLOGIES INC. constituyó una sociedad por acciones de cuyos estatutos extracto lo siguiente: Nombre: "EnergyX Chile SpA".	**SEVENTEENTH:** For all purposes of this contract, the parties establish their domicile in the city of Antofagasta and submit to the jurisdiction of their courts of justice. LEGAL STANDING: VERÓNICA TORREALBA COSTABAL, Alternate Notary Public of the 33rd Notary Public of Santiago, Mr. IVÁN TORREALBA ACEVEDO, Huérfanos 979, office 501, commune of Santiago, I hereby certify that: by public deed Nº 1 dated January 19, 2023, repertory .055-2023, executed before me, ENERGY EXPLORATION TECHNOLOGIES INC. constituted a corporation by shares from whose bylaws I extract the following: Name: "EnergyX Chile SpA".
DÉCIMO OCTAVO: Durante los Períodos de Prórroga posteriores a los primeros sesenta meses de alquiler, para cada período, del Año 6 al Año 10, el Arrendatario tendrá la opción de comprar la propiedad que corresponde al sitio al valor justo de mercado y previa autorización subdivisión predial de departamento de obras municipales y valores que será determinado por un servicio de tasación de terceros acordado mutuamente, tan solo si el Arrendatario ejerce la opción de compra, el contrato de arrendamiento terminará, y el Arrendatario se convertirá en el propietario legal de la propiedad denominada subdivisión "A" previa autorización y	**EIGHTEENTH:** During the Extension Periods after the first sixty months of rent, for each period, Year 6 through Year 10, Lessee shall have the option to purchase the property corresponding to the site at fair market value and after authorization of subdivision of property by the municipal department of works and values, which shall be determined by a mutually agreed upon third party appraisal service, only if Lessee exercises the purchase option, the leasing agreement shall terminate, and the Lessee shall become the legal owner of the property denominated subdivision "A" after authorization and legalizations a subdivision by the competent

JUAN SANTIAGO TREUER MOYA NOTARIO PUBLICO TITULAR 4ª NOTARIA ANTOFAGASTA CHILE

legalización como subdivisión predial por las autoridades competentes. Todos los derechos y responsabilidades asociados con el arrendamiento dejarán de existir, salvo que se disponga expresamente lo contrario en el acuerdo.	authorities. All rights and responsibilities associated with the lease shall cease to exist, except as otherwise expressly provided in the agreement.
Para constancia firman los comparecientes el presente contrato en dos ejemplares de idéntico tenor, quedando uno de ellos en poder de cada parte. ALEX ALBERTO RISSO AGUIRRE ARRENDADOR DocuSigned by: 00D71C3A482B454... Teague Egan p. sí y p. EnergyX Chile SpA ARRENDATARIA Juan Carlos Barrera Pacheco p. sí y p. EnergyX Chile SpA ARRENDATARIA.	For the record, the parties sign this contract in two copies of identical tenor, one of them being in the possession of each party. ALEX ALBERTO RISSO AGUIRRE LESSOR DocuSigned by: 00D71C3A482B454... Teague Egan p. yes and p. EnergyX Chile SpA LESSEE Juan Carlos Barrera Pacheco p. yes and p. EnergyX Chile SpA LESSEE

Firmó, únicamente ante mí, don **ALEX ALBERTO RISSO AGUIRRE**, **C.I.7.713.933-8**, en calidad de arrendador. Doy fe. Antofagasta, 2 de junio de 2023.

JUAN SANTIAGO TREUER MOYA
NOTARIO PÚBLICO TITULAR
4ta NOTARÍA
ANTOFAGASTA
CHILE